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                                  EXHIBIT 4.21


             EIGHTH AMENDMENT TO SAVINGS AND PROFIT SHARING PLAN FOR
                 EMPLOYEES OF FIRST INTERSTATE BANCSYSTEM, INC.

     The Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc. (the "Plan") is hereby amended as follows, effective immediately:


                                    ARTICLE 1

     Section 2.1(k)(1) of the Plan is modified to read in its entirety as follows:

                  (1) For all purposes of the Plan, except as otherwise specified, Compensation means the base pay, excluding bonuses, overtime, and incentive pay, actually received by a Participant from an Employer during any Plan Year, and including brokers' commissions received after June 30, 1999, all determined prior to any election to reduce his Compensation under Code section 401(k) as described in section 4.3(a) and determined prior to any salary reductions under Code section 125 related to the First Interstate
                           BancSystem of Montana, Inc. Flexible Compensation Program.


                                    ARTICLE 2

     Except as modified herein, all provisions of the Plan shall remain in full force and effect.

     DATED this 20th day of May, 1999.


                                       FIRST INTERSTATE BANCSYSTEM, INC.


                                       By:  /s/ ROBERT A. JONES
                                            ------------------------------------
                                       Its:  Senior Vice President


                                                                 "Company"